Exhibit 99.8

NTL EUROPE, INC.

Charter for the

Disclosure Committee

1.	Purpose

     The purpose of the Disclosure Committee is to assist NTL EUROPE, INC. (the “Company”) and the Company’s chief executive officer (the “CEO”) and chief financial officer (the “CFO”) in establishing, maintaining, reviewing and evaluating controls and other procedures designed to ensure that information required to be disclosed by the Company in its publicly-filed reports (including, without limitation, reports required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is recorded, processed, summarized and reported within the time period(s) specified in applicable rules and forms, and that the Company’s public disclosures are materially accurate and complete and otherwise comply with or exceed applicable disclosure requirements in all material respects.

2.	Membership

     The members of the Disclosure Committee shall be designated by the CEO from time to time. Initially, the members of the Disclosure Committee shall include, if applicable, the Company’s: (i) CEO, (ii) CFO, (iii) principal accounting officer or controller, (iv) general counsel (or another senior member of the legal department with responsibility for disclosure matters who reports to the general counsel), (v) principal risk management officer, (vi) chief investor relations officer, (vii) and such other officers or employees of the Company as the CEO deems appropriate, taking into account, among other things, such person’s expertise and responsibility for, and involvement in, the business operations of the Company and the collection, processing and disclosure of information in the Company’s publicly-filed reports. The members of the Disclosure Committee shall serve on the Disclosure Committee until such time as the CEO shall determine.

3.	Meetings

     The Disclosure Committee will hold regular meetings as shall be determined by the Board of Directors of the Company. The Disclosure Committee shall meet (including telephonically) at such other times as shall be necessary or appropriate to fulfill its duties and responsibilities, taking into account the Company’s current and periodic reporting obligations. In addition, the Disclosure Committee shall convene meetings at the request of either the CEO or CFO. The CEO shall appoint a chairperson who shall be responsible for scheduling meetings and setting the agenda for such meetings.

4.	Duties and Responsibilities

     The Disclosure Committee shall have, without limitation, the following duties and responsibilities:

(a)	To help ensure that information that is or potentially could be material (taking into account applicable standards of materiality) or that otherwise is or potentially could be required to be disclosed by the Company is promptly communicated to the Disclosure Committee for its review;

(b)	To gather and review information communicated to the Disclosure Committee and to determine, in its good faith business judgment, whether such information is material or is otherwise required to be disclosed by the Company;

(c)	To help determine, in its good faith business judgment, the nature and timing of any disclosure requirements the Company may have with respect to such information and, if disclosure is required, to assist in the preparation, review and timely filing or release of such disclosure;

(d)	To oversee the preparation of the Company’s periodic reports, including the preparation of a detailed time and responsibility schedule for each periodic report;

(e)	To review and help evaluate the effectiveness of the design and operation of the Company’s disclosure controls and procedures within 90 days prior to the filing date of any quarterly or annual report filed under the Exchange Act and at such other times as the CEO or the CFO may request, and to report on its conclusions to the CEO and CEO, including in such report the recommendations of the Disclosure Committee, if any, for improving the design or operation of the Company’s disclosure controls and procedures;

(f)	To review and approve periodic reports;

(g)	To provide advice and counsel to the CEO and CFO on disclosure matters;

(h)	To interview employees and obtain internal certifications as deemed appropriate; and

(i)	To perform such other duties, tasks and responsibilities relevant to the purpose of the Disclosure Committee as may from time to time be requested by the CEO or the CFO or as may be required or advisable in light of applicable laws, regulations or stock exchange requirements.

     The Disclosure Committee shall have such access to the Company’s books, records, facilities and personnel as are necessary or appropriate in order to perform its duties.

5.	Reports and Records

     The Disclosure Committee shall report to the CEO and CFO, and to such other members of senior management of the Company as the CEO or CFO may, from time to time, designate.

     The Disclosure Committee shall maintain such records of its proceedings as are appropriate in light of applicable laws, rules and regulations.

6.	Certifications

     Members of the Disclosure Committee shall provide certifications to the CEO and CFO in connection with each periodic report in substantially the form attached hereto as Exhibit A.

Exhibit A

Certification of the Disclosure Committee

The undersigned, a member of the Disclosure Committee of NTL Europe, Inc. (the “Company”), hereby certifies that:

1.	Based on my knowledge, this [quarterly] [annual] periodic report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

2.	In connection with the preparation of this periodic report, I have complied in all material respects with the Company’s Disclosure Committee Charter.

3.	Within the 90 days prior to the date hereof, I, along with the other members of the Disclosure Committeee, have evaluated the effectiveness of the Company’s disclosure controls and procedures (the “Disclosure Controls”) and, based on my knowledge, have concluded that the Disclosure Controls were adequate and effective and designed to ensure that material information relating to the Company would be made known to the Disclosure Committee by others within the Company.

     The undersigned acknowledge that the Chief Executive Officer and the Chief Financial Officer will rely on this certification in connection with their certification to the SEC pursuant to Section 302 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, including Rule 13a-14 of the Securities and Exchange Act of 1934.

In witness whereof, I have signed my name below as of this      day      , 200     .